EXHIBIT 21

                 LISTING OF SUBSIDIARIES OF DERMA SCIENCES, INC.


Name                                         State of Incorporation

Genetic Laboratories Wound Care, Inc.        Minnesota

Sunshine Products, Inc.                      Missouri